Exhibit 4.8

SECOND AMENDMENT AGREEMENT TO THE

SIMPLE CREDIT AGREEMENT
FOR UP TO THE EQUIVALENT IN PESOS, MEXICAN CURRENCY,
OF THE AMOUNT OF USD $21,000,000.00, DATED MAY 16, 2006

executed by and among

Grupo Radio Centro, S.A.B. de C.V.,
as Borrower;

Radio Centro Publicidad, S.A. de C.V.,
GRC Publicidad, S.A. de C.V.,
GRC Medios, S.A. de C.V., and
GRC Comunicaciones, S.A. de C.V.,
as Several Obligors;

and

Desarrollos Empresariales, S.A. de C.V.,
Radiodifusión Red, S.A. de C.V.,
Inmobiliaria Radio Centro, S.A. de C.V., and
Universal de Muebles e Inmuebles, S.A. de C.V.,
as Guarantors;

and

GE Capital CEF México, S. de R.L. de C.V., and
Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as Creditors

June 4, 2008

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

SECOND AMENDMENT AGREEMENT to the Simple Credit Agreement dated May 16, 2006 (the “Agreement”), executed by and among Grupo Radio Centro, S.A.B. de C.V., as borrower; Radio Centro Publicidad, S.A. de C.V., GRC Publicidad, S.A. de C.V., GRC Medios, S.A. de C.V. and GRC Comunicaciones, S.A. de C.V., as several obligors; Desarrollos Empresariales, S.A. de C.V., Radiodifusión Red, S.A. de C.V., Inmobiliaria Radio Centro, S.A. de C.V., and Universal de Muebles e Inmuebles, S.A. de C.V., as guarantors; and GE Capital CEF México, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, in accordance with the following antecedents, representations and clauses:

ANTECEDENTS

I.         On May 16, 2006, Grupo Radio Centro, S.A.B. de C.V. (the “Borrower”), GE Capital CEF México, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (the “Creditors”), executed a Simple Credit Agreement (together with the amendment agreement referred to in point II below, along with this Second Amendment Agreement, and as this agreement may be amended in the future, the “Credit Agreement”), by virtue of which, among other agreements, the Creditors agreed to make available to the Borrower the equivalent in Pesos, Mexican Currency, of the amount of USD $21,000,000.00 Dollars.

II.        On May 16, 2008, Grupo Radio Centro, S.A.B. de C.V., GE Capital CEF México, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, executed an Amendment Agreement to the Credit Agreement, by virtue of which they extended the drawdown date thereof until June 16, 2008.

III.       In keeping with their interests, the parties wish to execute this Agreement so as to make certain changes to the term and rate of the credit extended under the Credit Agreement, among other changes.

   The terms appearing with the first letter capitalized that are not defined in this Agreement will have the meaning attributed to these terms in the Credit Agreement.

REPRESENTATIONS

I.	The parties to this Agreement, through their legal representatives, represent that:

(a) They reciprocally recognize and accept the capacity with which they execute this Agreement as well as the scope of the authority and powers of their representatives.

(b) The Credit Agreement is in force on the date of this Agreement.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

(c) It is in their interests to execute this Agreement for the purpose of amending certain terms and conditions of the Credit Agreement.

II.	GRC Comunicaciones, S.A. de C.V., as a several obligor, represents, under penalty of perjury, that:

(a) It is a variable capital corporation duly formed and operating under the laws of Mexico.

(b) Its representative has the legal authority necessary to enter into binding agreements on its behalf under the terms of this Agreement, and this authority has not been modified, restricted, limited or revoked in any manner as of this date.

(c) Its corporate bylaws authorize it to sign this Agreement and more specifically to appear at the signing and enter into a binding relationship as a several obligor of the Borrower.

(d) Neither the signing of this Agreement nor the Credit Documents violate (i) its corporate bylaws, (ii) applicable legal provisions or regulations or (iii) its obligations to any of the Creditors (apart from those referred to in this Agreement) or to other creditors.

(e) It is familiar with the content and scope of the Credit Agreement.

(f) It recognizes all its rights and obligations under this Agreement, and it is willing to sign it and to incur the obligations established herein.

(g) In keeping with its interests, it wishes to be among the Borrower's several obligors and guarantors with respect to each and every one of the obligations that the Borrower is assuming under this Agreement and it is ready to sign this Agreement with the Creditors.

Pursuant to the foregoing Antecedents and Representations, the parties agree to be bound by the following:

CLAUSES

ONE. Amendments.

1.1          The parties agree to amend the first and third paragraphs of the Second Clause, so that their wording will be as follows:

“SECOND. Subject to the provisions of this Clause and the Ninth Clause of this Agreement, the Borrower may use the credit in one or more drawdowns (the “Drawdowns”), in amounts not less than USD $5,000,000.00 (five million and 00/100 Dollars), under the terms provided by the Third Clause, up to the total amount thereof, with the understanding that (i) it may not

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

withdraw those amounts paid again, and (ii) the Drawdowns must be made no later than June 4, 2010.

…

If the credit is not entirely drawn down by or before June 4, 2010, the Creditors' obligation to pay out the amount of their respective commitments under the terms of the First Clause of this Agreement will terminate without entailing liability for them, unless the parties agree in writing to extend said term. …”

1.2          The parties agree to amend the Third Clause so that its wording will be as follows:

“THIRD. PURPOSE OF THE CREDIT. The Borrower may use the resources from this credit for any of the following purposes: (i) if the Judgment is contrary to the Borrower’s interests, the Borrower may draw down the credit and shall use the resources from this drawdown for payment of the obligations imposed under the Judgment (as this term is defined below); or (ii) for corporate uses; or (iii) for making capital expenditures.

The foregoing is with the understanding that (A) for the purposes specified in point (i) of the first paragraph of this Clause, it shall draw down the credit in accordance with the provisions of the fourth paragraph of the Second Clause of this Agreement; and (B) for the purposes specified in points (ii) and (iii) of the first paragraph of this Clause, these purposes are related directly to the Borrower’s main line of business, and the Borrower will need the Creditors to authorize in advance and in writing for the resources from the credit to be used for these purposes, for which the Borrower will request the Creditors' authorization in writing, indicating the amount of the drawdown requested, as well as how the corresponding resources will be used. After receiving the Borrower's request, the Creditors must issue their answer within the next 10 (ten) calendar days, and this request may not be denied without justification, with the understanding that if said term expires without the Borrower having received a written response, it will be understood that the Creditors have not approved the use to which the corresponding resources will be put and therefore do not authorize the requested drawdown.

For the purposes of this Agreement, “Judgment” means (i) the final judgment that orders the enforcement of the arbitral award by means of which the dispute specified in Annex “A” to this Agreement is settled, provided that it has attained the authority of res judicata, that is to say, it cannot be challenged through any ordinary or extraordinary legal remedies, or (ii) the execution of a settlement agreement that settles the dispute specified in Annex “A” to this Agreement, and this settlement agreement is recognized by the judicial authority of competent jurisdiction as res judicata.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

Once the credit has been drawn down, the Borrower agrees to provide, subject to a written request from the Creditors, any document (in original or copy) that evidences the proper application of the resources from the credit in accordance with this Clause.”

1.3          The parties agree to amend the Fourth Clause so that its wording will be as follows:

“FOURTH. TERM OF THE AGREEMENT. The term of this Agreement will begin on the date of signing thereof and will end on the day corresponding to the fifth anniversary of the date of the first drawdown of the credit, with the understanding that the term of this Agreement will in no case exceed June 16, 2015 (the “Expiration Date”). The established term may be expanded and/or extended by written agreement among the parties to this Agreement.”

1.4          The parties agree to amend the Fifth Clause so that its wording will be as follows:

“FIFTH. PAYMENT OF THE CREDIT. Except as expressly indicated to the contrary in this Agreement, the Borrower agrees to pay to the Creditors, pro rata, in the percentage indicated in the First Clause of this Agreement, the unpaid principal sum of the credit in twenty (20) consecutive quarterly payments of principal on each Payment Date.

For the purposes of this Clause, "Payment Date" means, with respect to the first repayment of principal, the first business day of the third month after the one in which the first drawdown of the credit was made, and the first business day of the calendar month that is 3 (three) months after the immediately preceding Payment Date with respect to the subsequent repayments, with the understanding that no Payment Date may occur later than the Expiration Date of this Agreement.

The Borrower’s obligations are absolute: all payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement must be made in Pesos, unconditionally, without right to any compensation. All payments arising from this Agreement or from the Promissory Notes must be made proportionally to the commitment of each Creditor in accordance with the provisions of the First Clause, by electronic funds transfer (with the understanding that electronic transfers originating from foreign currency exchange offices will not be received) to the appropriate accounts listed below, or to any other account that the corresponding Creditor indicates to the Borrower in writing with at least five (5) calendar days’ notice:

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

a) GE Capital CEF México, S. de R.L. de C.V.:

Account number 00448054193 of GE Capital CEF México S. de R.L. de C.V. at BBVA Bancomer, Sociedad Anónima.

b) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa:

Account of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, associated with this Agreement: the account that it will indicate in writing.

Any payment received by any Creditor after 3:00 (three) p.m. (Mexico City, Mexico, time) will be considered as if it had been made on the next business day, and the applicable interest will continue to accrue.”

1.5          The parties agree to amend the Sixth Clause of the Credit Agreement, so that the differential that must be added to the TIIE Rate to calculate the Interest Rate under the Credit Agreement is increased from 2.75 (two point seventy-five) percentage points to 3.00 (three point zero zero) percentage points. Therefore, the definition of Interest Rate shall be understood as the TIIE Rate plus 3.00 (three point zero zero) percentage points. The provisions of this paragraph will be applicable both to the Interest Rate as well as to the Replacement Interest Rate.

1.6          The parties agree to amend Section 9.2 of the Ninth Clause of the Credit Agreement to add a new paragraph (o), so that its wording will be as follows:

9.2 CONDITIONS PRIOR TO THE DRAWDOWN OF CREDIT. …

(o) provide to each of the Creditors a copy, certified by the Secretary of the Borrower’s Board of Directors, of this Board’s approval of the execution of the second amendment agreement to this Agreement, which shall occur on or at the latest, July 31, 2008.

1.7          The parties agree to amend Section 14.2, paragraphs (a), (b) and (e) of the Fourteenth Clause of the Credit Agreement, so that its wording will be as follows:

14.2 Financial Ratios. During the term of this Agreement the Borrower must at all times maintain the following financial ratios, which will be calculated for each completed quarterly period pursuant to the GAAP:

(a) Its Interest Coverage Ratio may not be less than 2.5 (two point five) to 1 (one) at any time.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

(b) Its Total Debt to EBITDA Ratio may not exceed 3 (three) to 1 (one) at any time.

(c) …

(d) …

(e) At no time may its Shareholders’ Equity be less than $850,000,000.00 (eight hundred fifty million Pesos), an amount that will be updated at the end of each calendar year pursuant to the National Consumer Price Index published by the Bank of Mexico. …”

1.8          The parties agree to amend Clause Twenty so that its wording will be as follows:

“TWENTY. TERMINATION. The Creditors expressly reserve the right to restrict the amount of their commitments and of the credit or the term in which the Borrower may make use of it, or both at the same time, or to terminate this Agreement, at any time, by means of a simple written notice issued to the Borrower (i) because the Borrower has incurred any Cause for Early Termination under this Agreement, the Trust Agreement or the Mortgage Agreements; (ii) if any governmental, administrative or judicial authority orders or prevents the Creditors from maintaining the credit or from complying with the obligations arising therefrom; (iii) if drawing down the credit becomes an illegal act; or (iv) if, in the opinion of the Creditors, any Material Adverse Change exists, or any material adverse change in the banking situation or in the international markets on a global scale.

If this Agreement is terminated, the parties agree that the Borrower will remain obligated to pay the premiums, fees, expenses and other ancillary charges for the credit.

If this Agreement is terminated, the parties may start negotiations for the purpose of determining new terms and conditions to reestablish the drawdown of the credit.

TWO. The parties acknowledge that the Creditors’ obligation to carry out the first drawdown of the credit will be subject to satisfaction of the conditions precedent mentioned in Section 9.2 of the Ninth Clause of the Credit Agreement on the date of this drawdown, including but not limited to the condition specified in paragraph f) of this Section, which consists, among other concepts, of providing to each of the Creditors the certificate of no encumbrances that evidences that the property located at Calle de Artículo 123, number 90, in Colonia Centro, Mexico, Federal District, is free of all encumbrances, liens, limitations of use or title, and/or precautionary or preemptive annotations.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

THREE. Several Obligor. GRC Comunicaciones, S.A. de C.V., hereby ratifies that it binds itself severally and assumes the capacity of several obligor of the Borrower under the Credit Agreement and the other Credit Documents and it appears at the signing of this Agreement to act, as it in effect acts, as a several obligor of the Borrower vis-à-vis the Creditors, in the terms of Article one thousand nine hundred eighty-seven, one thousand nine hundred eighty-eight, one thousand nine hundred eighty-nine and other applicable provisions of the Federal Civil Code and its correlative provisions in the other Civil Codes of the Mexican Republic, for which it is absolutely and unconditionally liable for the total and timely payment of each and every one of the obligations that arise or may arise for the Borrower under the Credit Agreement and other documentation related thereto. For this purpose it is considered that the obligations arising from the Credit Agreement are indivisible, for which GRC Comunicaciones, S.A. de C.V., as Several Obligor, is liable for the totality of the credit extended. Likewise, GRC Comunicaciones, S.A. de C.V., agrees to execute the Promissory Notes as a guarantee.

GRC Comunicaciones, S.A. de C.V., accepts and agrees that any right or action that it may have against the Borrower, either pursuant to the Credit Agreement or for any other reason, will be subordinate to all the rights and actions of the Creditors against the Borrower or as established herein. Likewise, GRC Comunicaciones, S.A. de C.V., expressly agrees with the Creditors not to exercise the collection rights or any other actions that may correspond to it against the Borrower until the Creditors have received the full payment of the Borrower’s obligations under the Credit Agreement.

Consequently, when the Credit Agreement and the other Credit Documents make reference to the “Several Obligors,” the parties agree that this term will include GRC Comunicaciones, S.A. de C.V., which in this act assumes all the rights and obligations of the Several Obligors under the Credit Agreement and the Credit Documents.

Likewise, GRC Comunicaciones, S.A. de C.V., hereby authorizes the Creditors, in the terms of the Twenty-Seventh Clause of the Agreement, to carry out the actions provided for in that Clause.

FOUR. Commitment Fee. The Borrower hereby agrees to pay the Creditors a commitment fee equivalent to an annual 0.90% (zero point ninety percent) of the amount of the credit not drawn down by the Borrower during the twelve months following the date of signing of this Agreement. This fee will be payable by the Borrower on a quarterly basis on each Payment Date.

If the Borrower does not draw down the credit in the last twelve months of the drawdown period provided in the Credit Agreement, the Borrower hereby agrees to pay the Creditors a commitment fee equivalent to an annual 1.15% (one point fifteen percent) of the amount of the credit not drawn down. This fee will be payable by the Borrower on a quarterly basis on each Payment Date.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

The parties agree that payment of the fee specified in this Clause will be guaranteed by the Credit Documents.

FIVE. Term. No Novation. The parties agree that the Credit Agreement, as it has been amended specifically by this Agreement, remains in full force and effect. All of the provisions established in the Credit Agreement that have not been expressly amended through the execution of this Agreement will remain in full force.

The parties to this Agreement acknowledge and agree that the amendment described herein does not constitute a novation of the obligations contained in the Credit Agreement.

SIX. Headings. The headings that are used in this Agreement are only to facilitate reference thereto and will not be used to interpret any provision of this Agreement.

SEVEN. Governing Law and Jurisdiction. The parties agree that for the interpretation and performance of this Agreement, the laws of Mexico will govern, and they submit irrevocably to the jurisdiction of the courts of competent jurisdiction of Mexico City, Federal District, to hear any dispute that may arise with respect to the interpretation or performance of this Agreement, for which purpose the parties waive any other present or future domicile that may correspond to them for any other reason.

{Following are the signature pages of this Agreement}

[4 sets of initials]

[stamp:] LEGAL, INBURSA [initials]

IN WITNESS WHEREOF, the parties execute this Agreement on June 4, 2008, in Mexico City, Federal District, in 4 (four) original copies, with two originals remaining in the possession of the Borrower (and the Several Obligors and the Guarantors), and one original in the possession of each of the Creditors.

THE BORROWER

Grupo Radio Centro, S.A.B. de C.V.

/s/ Ana María Aguirre Gómez	/s/ Rafael Felipe de Jesús Aguirre Gómez
By: Ana María Aguirre Gómez Position: Legal Representative	By: Rafael Felipe de Jesús Aguirre Gómez Position: Legal Representative

/s/ Carlos de Jesús Aguirre Gómez	/s/ José Manuel Aguirre Gómez
By: Carlos de Jesús Aguirre Gómez Position: Legal Representative	By: José Manuel Aguirre Gómez Position: Legal Representative

THE SEVERAL OBLIGORS

Radio Centro Publicidad, S.A. de C.V.,
GRC Publicidad, S.A. de C.V.,
GRC Medios, S.A. de C.V., and
GRC Comunicaciones, S.A. de C.V.

/s/ Ana María Aguirre Gómez	/s/ Rafael Felipe de Jesús Aguirre Gómez
By: Ana María Aguirre Gómez Position: Legal Representative	By: Rafael Felipe de Jesús Aguirre Gómez Position: Legal Representative

/s/ Carlos de Jesús Aguirre Gómez	/s/ José Manuel Aguirre Gómez
By: Carlos de Jesús Aguirre Gómez Position: Legal Representative	By: José Manuel Aguirre Gómez Position: Legal Representative

[stamp:] LEGAL, INBURSA [initials]

This signature page is part of the SECOND AMENDMENT AGREEMENT to the Simple Credit Agreement dated May 16, 2006 (the “Agreement”), executed by and among Grupo Radio Centro, S.A.B. de C.V., as borrower; Radio Centro Publicidad, S.A. de C.V., GRC Publicidad, S.A. de C.V., GRC Medios, S.A. de C.V., and GRC Comunicaciones, S.A. de C.V., as several obligors; Desarrollos Empresariales, S.A. de C.V., Radiodifusión Red, S.A. de C.V., Inmobiliaria Radio Centro, S.A. de C.V., and Universal de Muebles e Inmuebles, S.A. de C.V., as guarantors; and GE Capital CEF México, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, dated June 4, 2008.

THE GUARANTORS

Desarrollos Empresariales, S.A. de C.V.,
Radiodifusión Red, S.A. de C.V.,
Inmobiliaria Radio Centro, S.A. de C.V., and
Universal de Muebles e Inmuebles, S.A. de C.V.

/s/ Ana María Aguirre Gómez	/s/ Rafael Felipe de Jesús Aguirre Gómez
By: Ana María Aguirre Gómez Position: Legal Representative	By: Rafael Felipe de Jesús Aguirre Gómez Position: Legal Representative

/s/ Carlos de Jesús Aguirre Gómez	/s/ José Manuel Aguirre Gómez
By: Carlos de Jesús Aguirre Gómez Position: Legal Representative	By: José Manuel Aguirre Gómez Position: Legal Representative

THE CREDITORS

GE Capital CEF México, S. de R.L. de C.V.	Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa
/s/ Francisco José Garza Sota	/s/ Luis Frías Humphrey
By: Francisco José Garza Sota Position: Legal Representative	By: Luis Frías Humphrey Position: Legal Representative

[stamp:] LEGAL, INBURSA [initials]

This signature page is part of the SECOND AMENDMENT AGREEMENT to the Simple Credit Agreement dated May 16, 2006 (the “Agreement”), executed by and among Grupo Radio Centro, S.A.B. de C.V., as borrower; Radio Centro Publicidad, S.A. de C.V., GRC Publicidad, S.A. de C.V., GRC Medios, S.A. de C.V., and GRC Comunicaciones, S.A. de C.V., as several obligors; Desarrollos Empresariales, S.A. de C.V., Radiodifusión Red, S.A.

 de C.V., Inmobiliaria Radio Centro, S.A. de C.V., and Universal de Muebles e Inmuebles, S.A. de C.V., as guarantors; and GE Capital CEF México, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, dated June 4, 2008.